Exhibit (k)(1)

AGENCY AGREEMENT

THIS AGREEMENT (this “Agreement”) made the 6th day of April 2011 (the “Execution Date”) and effective as of November 13, 2010 (the “Effective Date”), by and between, ICON CAPITAL CORP., a corporation organized under the laws of the State of Delaware, with offices at 100 Fifth Avenue, 4th Floor, New York, NY 10011 (the “Company”), acting as manager/investment manager of the limited partnership and limited liability companies set forth on Exhibit B, attached hereto, as may be amended from time to time (each a “Fund” and collectively, the “Funds”) and DST SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 333 West 11th Street, 5th Floor, Kansas City, Missouri 64105 ("DST"):

WITNESSETH:

WHEREAS, the Company desires to appoint DST as Transfer Agent and Dividend Disbursing Agent for the Funds, and DST desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Documents to be Filed with Appointment.

In connection with the appointment of DST as Transfer Agent and Dividend Disbursing Agent for the Funds (capitalized terms not otherwise defined herein shall have the meanings set forth in the Securities Exchange Act of 1934 (the “1934 Act”)) as defined in the 1934 Act) for the Funds, there will be filed with DST the following documents, each to the extent applicable:

A.	A certified copy of the resolutions of the Managers/General Partner, as appropriate, of the Funds appointing DST as its Transfer Agent and Dividend Disbursing Agent, approving the form of this Agreement, and designating certain persons to sign or give written or oral instructions and requests on behalf of the Company and the Fund;
B.	A certified copy of the Articles of Incorporation/Articles of Organization/Certificate of Formation, or similar document, as appropriate, of the Funds and all amendments thereto;
C.	A certified copy of the Bylaws/Operating Agreement/Limited Liability Company Agreement, or similar document, as appropriate, of the Funds and all amendments thereto;
D.	Copies of Registration Statements and amendments thereto, filed with the Securities and Exchange Commission;
E.	A certificate of the Company with respect to each Fund as to the limited partnership interest or other equity interests of the Fund authorized, issued and outstanding, as well as a description of all reserves of unissued equity interest relating to the exercise of options, if any;
F.	Specimens of the signatures of the officers of the Company and the Fund authorized to sign on behalf of the Company and the Fund generally and individuals authorized to sign written instructions and requests; and

G.	Statements as to (i) the existence or termination of any restrictions on the transfer of equity interests and in the application to or removal of any legend restricting the transfer of such equity interests, (ii) any authorized but unissued equity interests reserved for specific purposes, (iii) if any reserved equity interests are subject to option and, if so, the details of such reservation, and (iv) special instructions regarding distributions and information of any foreign holders of equity interest in the Funds.

2.	Certain Representations and Warranties of DST.

DST represents and warrants to the Funds that:

A.	It is a corporation duly organized and existing and in good standing under the laws of Delaware.
B.	It is duly qualified to carry on its business in the State of Missouri.
C.	It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform the services contemplated in this Agreement.
D.	It is registered, and at all times during the term of this Agreement shall be registered, as a transfer agent as required under the 1934 Act, including Section 17A(c) of the 1934 Act.
E.	It is not a banking institution, as such term is used in the 1934 Act.
F	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.
G.	It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations as provided in this Agreement.
3.	Certain Representations and Warranties of the Company and the Funds.

The Company represents and warrants to DST that:

A.	The Company is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.
B.	Each Fund is a corporation, limited liability company or partnership, as applicable, duly organized and existing and in good standing under the laws of the State/Commonwealth appearing after its name on Exhibit A.
C.	Each Fund is duly qualified to carry on its business in the State of its organization
D.	All issued equity ownership interests in the Funds are, and all unissued equity ownership interests in the Funds will be, when issued, validly issued, fully paid and nonassessable.
E.	The Company and each Fund is empowered under applicable laws and by its charter/declaration, as appropriate, and Bylaws/Articles, as appropriate, to enter into and perform this Agreement.
F.	A registration statement under the Securities Act of 1933 has been filed and will be effective with respect to all equity interests of each of the Funds being offered for sale.
G.	All requisite steps have been and will continue to be taken to register the Funds equity interests for sale in all applicable states and such registration will be effective at all times such equity interests are offered for sale in such state.

H.	The Company represents and warrants to DST that the Company is authorized by its agreements with the Funds to bind the Funds and appoint DST as transfer agent and dividend disbursing agent as provided herein.

4.	Scope of Appointment.

A.	Subject to the conditions set forth in this Agreement, the Funds hereby appoint DST as Transfer Agent and Dividend Disbursing Agent for the Funds.
B.	DST hereby accepts such appointment and agrees that it will act as the Funds’ Transfer Agent and Dividend Disbursing Agent. DST agrees that it will also act as agent in connection with the Funds’ periodic withdrawal payment accounts and other open accounts or similar plans for securityholders, if any.
C.	The Company agrees to use its reasonable efforts to deliver to DST in Kansas City, Missouri, as soon as they are available, all of the securityholder account records of the Funds.
D.	DST, utilizing TA2000TM, DST's computerized data processing system for securityholder accounting (the "TA2000 System"), will perform the following services as transfer and dividend disbursing agent for the Funds, and as agent of the Funds for securityholder accounts thereof, in a timely manner and in accordance with laws, rules and regulations applicable to either DST or the services provided by DST hereunder (including the Privacy of Consumer Financial Information (Regulation S-P) under the 1934 Act): (i) issuing (including countersigning, if applicable), transferring and redeeming book entry equity interests in the Funds; (ii) maintaining securityholder accounts on the records of the Funds on the TA2000 System; (iii) when and if a Fund participates in the National Securities Clearing Corporation (“NSCC”), accepting and effectuating the registration and maintenance of accounts through NSCC Networking and the purchase, redemption, and transfer of shares in such accounts through systems or applications offered to its participants by NSCC (the “Programs”) in accordance with instructions transmitted to and received by DST by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, as hereinafter defined, on the Dealer File maintained by DST; (iv) when and if a Fund participates in the NSCC issuing instructions to the Funds’ banks for the settlement of transactions between the Funds and NSCC (acting on behalf of its broker-dealer and bank participants); (v) when and if a Fund participates in the NSCC providing account and transaction information from each affected Fund’s records on TA2000 in accordance with the applicable Program’s rules for and those broker-dealers; (vi) when and if a Fund participates in the NSCC, maintaining securityholder accounts on TA2000 through the Programs; (vii) providing transaction journals; (viii) once annually preparing securityholder meeting lists for use in connection with the annual meeting and certifying a copy of such list; (ix) mailing securityholder reports and prospectuses; (x) withholding, as required by federal law, taxes on securityholder accounts, and making available data files to the accounting firm selected by the

Company for the calculation and preparation of U.S. Treasury Department Forms 1099, 1012, 1042S and K-1 and receiving file forms from such accounting firm and performing and paying backup withholding as required for all securityholders; (xi) disbursing income dividends and capital gains distributions to securityholders and recording reinvestment of dividends and distributions in the Funds; (xii) preparing and mailing confirmation forms to securityholders and intermediaries for securityholders, as instructed, for all purchases and, liquidations of equity interests of the Funds and other confirmable transactions in securityholders' accounts; (xiii) providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by the Company; (xiv) maintaining those records necessary to carry out DST's duties hereunder, including all information reasonably required by the Funds to account for all transactions on TA2000 in the Funds; (xv) calculating the appropriate sales charge with respect to each purchase of the Funds, as instructed by an Authorized Person, as hereinafter defined, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to DST by the Funds' managing dealer or distributor (hereinafter "managing dealer") or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer; (xvi) receiving correspondence pertaining to any former, existing or new securityholder account, processing such correspondence for proper recordkeeping, and responding promptly to securityholder correspondence; mailing to dealers confirmations of wire order trades; mailing copies of securityholder statements to securityholders and registered representatives of dealers in accordance with the instructions of an Authorized Person; (xvii) processing, generally on the date of receipt, purchases or instructions to settle any mail or wire order purchases received in proper order as set forth in the prospectus and rejecting promptly any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined); (xviii) providing to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of ownership interests in the Funds on TA2000; (xix) once approval of the Company therefore has been received by DST, processing timely redemptions (as provided in the Funds’ dividend reinvestment plan) received in proper order as approved by the Company in accordance with the instructions of the Funds, rejecting promptly any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined); (xx) providing to the Company escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000; and (xxi) providing a Cash Utilization Arrangement consistent with the provisions set forth in Exhibit A.

E.	At the request of an Authorized Person, DST shall use reasonable efforts to provide the services set forth in Section 4.D. in connection with transactions (i) on behalf of retirement plans and participants in retirement plans and transactions ordered by brokers as part of a “no transaction fee”

program (“NTF”), the processing of which transactions require DST to use methods and procedures other than those usually employed by DST to perform securityholder servicing agent services, (ii) involving the provision of information to DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by non-retirement plan, non-NTF and pre-nightly transactions, (the “Exception Services”).

F.	DST shall provide reasonably promptly under the circumstances the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Company’s instructions or the Funds’ prospectus or application, as amended from time to time, for the Funds provided (i) DST is advised in advance by the Company of any changes therein and (ii) the TA2000 System and the mode of operations utilized by DST as then constituted supports such additional functions and features. If any addition to, improvement of or change in the features and functions currently provided by the TA2000 System or the operations as requested by the Company requires an enhancement or modification to the TA2000 System or to operations as presently conducted by DST, DST shall use reasonable efforts to provide such improvement of or change in the features and functions, but DST shall not be liable therefore until such modification or enhancement is installed on the TA2000 System or new mode of operation is instituted. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases DST's cost of performing the services required hereunder at the current level of service, DST shall advise the Company of the amount of such increase and if the Company elects by written notice to DST to utilize such function, feature or service, DST shall be entitled to increase its fees by the amount of the increase in costs. In no event shall DST be responsible for or liable to provide any additional function, feature, improvement or change in method of operation until the date scheduled to be implemented pursuant to a written work order, statement of work or other document evidencing agreement to implement such function, feature, improvement or change in method of operation, executed by the parties.
G.	The Company may, at its option and in its sole discretion, add new Funds to the TA2000 System upon at least thirty (30) days’ prior written notice to DST (and the execution by the Company and DST of an addendum confirming that the Company agrees to be bound by the provisions hereof with respect to such Fund) provided that the requirements of the new Funds are generally consistent with services then being provided by DST under this Agreement. Rates or charges for additional Funds shall be as set forth in Exhibit B, as hereinafter defined, for the remainder of the contract term, except as such Funds require the use of functions, features or characteristics that are not consistent with the then-current requirements of the existing Funds, in which case, the parties shall mutually agree whether and to what amount to impose an additional charge as part of the standard pricing schedule.

H.	The provisions of this Section 4.H that follow this sentence shall take precedence over and shall govern in the event of any inconsistency between such provisions and any other provisions of this Agency Agreement or any provisions of any exhibit or other attachment to this Agency Agreement (or any provisions of any attachment to any such exhibit or attachment). The parties agree that – to the extent that the Company requests that DST provide any services under this Agency Agreement that relate to compliance by the Company and/or the Funds with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 4.D(x) – it is the parties’ mutual intent that DST will provide only printing, reproducing, and other mechanical services to the Company and the Funds and that DST will not make any judgments or exercise any discretion of any kind, and particularly that DST will not make any judgments or exercise any discretion in: (1) determining generally the actions that are required in connection with such compliance or determining generally when such compliance has been achieved; (2) determining the amounts of taxes that should be withheld on securityholder accounts (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Company); (3) determining the amounts that should be reported in or on any specific box or line of any tax form (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Company which among other things identify the specific boxes and lines into which amounts calculated by DST are to be placed); (4) classifying the status of securityholders and securityholder accounts under applicable tax law (except to the extent of following express instructions regarding such classification provided by the Company); and (5) paying withholding and other taxes, except pursuant to the express instructions of the Company.
5.	Limit of Authority.

The appointment of DST as Transfer Agent for the Funds will be construed to cover the full amount of authorized equity ownership of each class or classes for which DST is appointed as the same will, from time to time, be constituted, and any subsequent increases in such authorized amount.

In case of such increase the Company will file with DST:

A.	If the appointment of DST was theretofore expressly limited, a certified copy of a resolution of the Board of Directors of the applicable Fund increasing the authority of DST;
B.	A certified copy of the amendment to the Articles of Incorporation or other appropriate document of the applicable Fund authorizing the increase of stock; and
C.	A certified copy of the order or consent of each governmental or regulatory authority required by law to consent to the issuance of the increased stock, and an opinion of counsel that the order or consent of no other governmental or regulatory authority is required.

6.       Compensation and Expenses.

A.	In consideration for its services hereunder as Transfer Agent and Dividend Disbursing Agent for the Funds, the Company will pay, in accordance with this Section 6. below (but subject to any Billing Dispute (defined below) to DST on the Due Date (defined below) compensation for all services rendered as Agent hereunder, ("Compensation"). The rates and fees for all Compensation as agreed to by the Company, the Funds and DST, is set forth in Exhibit B, a copy of which is attached hereto and incorporated by reference. The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall cease to be charged at the end of the month in which the Purge Date, as hereinafter defined in Section 17 and if applicable, occurs.
B.	The Company also agrees promptly to reimburse in accordance with this Section 6 (but subject to any Billing Dispute (defined below) DST for the reasonable billable expenses or disbursements incurred by DST in connection with the performance of services under this Agreement for the expenses listed in Exhibit B and for the following: postage, express delivery services, freight charges, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, telephone calls, telegraphs, outside printing and mailing firms (including DST Output, LLC), magnetic tapes, reels or cartridges (if sent to the Company or to a third party at the Company’s request) and magnetic tape handling charges, off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer tapes), computer equipment installed at the Company’s request at the Company’s or a third party's premises, telecommunications equipment, telephone/telecommunications lines between the Company and its agents, on one hand, and DST on the other, proxy soliciting, processing and/or tabulating costs, second-site backup computer facility, transmission of statement data for remote printing or processing, and National Securities Clearing Corporation ("NSCC") transaction fees, if applicable, and such other third party fees and charges as may be incurred by DST and authorized in writing and in advance by the Company. The Company agrees to pay postage expenses, in advance, based on the assumed pre-paid postage amount on the preceding months’ invoice; provided, that failure to remit such payment in advance shall not delay such mailing, so long as ICON’s account is otherwise in reasonable good standing. In addition, any other expenses incurred by DST at the request or with the consent of the Company will be reimbursed by the Company. All billable expenses and disbursements shall be invoiced to the Company at DST’s cost (which, with respect to communication circuits, includes an administrative charge associated with DST’s cost of providing such item or service) as agreed in a networking proposal or amendment thereto from time to time. At the end of each Contract Year, the parties shall review the retained physical records, files and media of the Funds sent off-site during such Contract Year and, at the request of the Company, DST shall, at the sole cost of the Company, transfer all or part of such physical records, files and media to the Company or a designated third party storage provider for the maintenance of such records, files and media.

C.	Amounts due hereunder and not subject to a Billing Dispute shall be due and paid on or before the thirtieth (30th) business day after receipt of the statement therefor by the Company (the "Due Date"). The Company is aware that its failure to pay all undisputed amounts in a timely fashion so that they will be received by DST on or before the Due Date will give rise to costs to DST not contemplated by this Agreement, including but not limited to carrying, processing and accounting charges. Accordingly, subject to Section 6.D. hereof, in the event that any undisputed amounts due hereunder are not received by DST by the Due Date, the Company shall pay a late charge equal to the lesser of the maximum amount permitted by applicable law or the product of one and one-half percent (1.5%) per month times the undisputed amount overdue times the number of months (or pro-rata part thereof) from the Due Date up to and including the day on which payment is received by DST. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of late payment. Acceptance of such late charge shall in no event constitute a waiver of the Company’s or DST's default or prevent the non-defaulting party from exercising any other rights and remedies available to it under this Agreement, subject to and in accordance with the default provisions hereof.
D.	In the event that any charges are disputed by Company in good faith (a “Billing Dispute”), the Company shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify DST in writing of any disputed charges for billable expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the thirtieth (30th) day after the day on which DST provides to the Company documentation to support the fees and charges then in dispute (the "Revised Due Date"). Late charges shall not begin to accrue as to charges disputed in good faith until the first business day after the Revised Due Date. In the event the Company and DST cannot amicably resolve the dispute within sixty (60) days of the Due Date, DST and the Company shall escalate the dispute to senior executives of their respective organization for resolution prior to electing any remedies at law or in equity.
E.	The fees and charges set forth on Exhibit B shall increase or may be increased as follows:

(1) In accordance with the "Fee Increases" provision in Exhibit B, based on the corresponding percentage increase to the Consumer Price Index; and

(2) subject to the penultimate paragraph of this Section 6. E., DST may increase the fees and charges set forth on Exhibit B upon at least ninety (90) days prior written notice following completion of substantial system modifications required due to changes in existing laws, rules or regulations or if changes in existing laws, rules or regulations materially increase DST’s cost of rendering performance to Company and all other customers similarly situated; and

(3) subject to the last paragraph of this Section 6.E., DST may charge for additional features of TA2000 used by the Funds or the Company which features are not consistent with the Funds' current processing requirements; when and if, at the request of the Company, such additional features are implemented; and

(4) subject to the last paragraph of this Section 6.E., in the event DST, at the Company’s written request or direction, performs, , Exception Services, DST shall be entitled to charge additional fees and charges for such Exception Services from those set forth on Exhibit B, but only to the extent such Exception Services increase DST’s cost of performance; provided, however, that the Company shall be entitled to withdraw its request or direction at any time for DST to perform such Exception Services and in such event no additional fees or charges for such Exception Services, beyond those Exception Services already performed, shall be charged to the Company.

If DST notifies the Company of an increase in fees or charges pursuant to subparagraph (2) of this Section 6.E., the parties shall confer, diligently and in good faith and agree upon a new fee to cover the amount necessary, but not more than such amount, to reimburse DST for the Company’s aliquot and equitable portion of the cost of developing the new software to comply with regulatory charges and for the increased cost of operation. Such additional charge will only apply to the extent the applicable change in laws, rules or regulations that necessitated the system modification or increased DST’s cost in providing the Services applies to the Funds.

If DST notifies the Company of an increase in fees or charges under subparagraphs (3) or (4) of this Section 6.E., the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new fund feature or Exception Service.

7.       Operation of DST System.

In connection with the performance of its services under this Agreement, DST is responsible for such items as are listed below and elsewhere in this Agreement and its exhibits:

A.	That entries created by DST on the TA2000 System, and the results of any processes or mathematical formulae and calculations, shall truthfully, accurately and completely reflect the orders, instructions, and other information received by DST from the Funds, the Company, the Funds’ distributor, manager or managing dealer, the Funds’ investment adviser, the Funds’ sponsor, the Funds’ custodian, or the ”Funds’ administrator (each an “Authorized Person”), broker-dealers or securityholders;
B.	That securityholder lists, securityholder account verifications, confirmations and other securityholder account information to be produced from its records or data be available and accurately reflect the data in the Funds' records on the TA2000 System;
C.	The accurate and timely issuance of dividend and distribution checks in accordance with instructions received from the Company and the data in the Funds' records is accurately reflected on the TA2000 System;

D.	That, once approval of the Company therefor has been received by DST, redemptions and payments be effected timely in accordance with the instructions of the Company and accurately in accordance with redemption instructions received by DST from Authorized Persons, broker-dealers or securityholders and the data in the Funds' records on the TA2000 System;
E.	To deposit daily in the Funds's appropriate special bank account of all checks and payments received by DST from NSCC (if applicable), broker-dealers or securityholders for investment in the Funds;
F.	The requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of securityholder accounts, transfers, redemptions and other securityholder account transactions, all in conformance with DST's present procedures as set forth in its Legal Manual, Third Party Check Procedures, Checkwriting Draft Procedures, Compliance + and Identity Theft Programs and Signature Guarantee Procedures (collectively the "Procedures"), as such Procedures may be modified on the advice of DST’s counsel from time to time with notice to the Company of such changes to Procedures, with such deviations therefrom as may be from time to time required or approved by the Company in writing and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures;
G.	The maintenance of customary records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the Securities Exchange Act of 1934; and
H.	The maintenance of a current, duplicate set of the Funds' essential records at a secure separate location, in a form available and usable forthwith in the event of any breakdown or disaster disrupting its main operation.
I.	Implement commercially reasonable technical, administrative, physical and organizational safeguards and security measures designed to (i) protect all information received from the Funds or compiled by, or otherwise maintained or coming into the possession of, DST in its position as Transfer Agent and Dividend Disbursing Agent for the Funds (including information concerning any Authorized Person, broker-dealers for the Funds or securityholders of the Funds) (collectively, the “Fund Data”) against unauthorized access or use, destruction, loss, alteration, access, misuse or disclosure, and (ii) ensure the integrity and confidentiality of Fund Data in the possession of DST and its affiliates, contractors and personnel (or to which any of the foregoing has access) during the shipping, electronic transmission and storage thereof (the “Data Safeguards”). The Data Safeguards must comply with (a) all security laws applicable to DST or the Services provided by DST hereunder (including any laws applicable to use, storage, possession and/or handling of data of this nature, which include, by way of example, the Privacy of Consumer Financial Information (Regulation S-P) under the 1934 Act), and (b) Exhibit C (DST Information Protection Program), which is made a part of this Agreement and applies to the Services. The policies and procedures specified in Exhibit C (DST Information Protection Program) are subject to change at any time provided that the protections afforded thereby will not be diminished in comparison with those provided by DST to Company prior to such change. DST will be reasonably available to meet with and provide reasonable assurances to Company concerning its data security procedures.

J.	To (A) logically segregate all Fund Data from that of any other client of DST; and (B) establish and maintain procedures, systems, processes and controls intended to prevent the unauthorized access, use, disclosure, destruction, loss or alteration of any Fund Data in the possession or control of DST or any of its contractors, affiliates or personnel, or while transmitted by DST (or any of its contractors, affiliates or personnel) to the Fund, that are no less rigorous than those maintained by DST for its own similar data or the data of other clients.
K.	To maintain written policies consistent with the obligations imposed by this Agreement, with respect to the proper management of Fund Data by DST and its affiliates’ personnel. DST shall institute a disciplinary process to take punitive measures, up to and including dismissal, against any DST personnel that violate this policy. DST shall specifically train all DST personnel that will handle Fund Data with respect to the proper handling of client data and the data privacy, data security, and confidentiality obligations imposed under laws applicable to DST (including the 1934 Act) and this Agreement. DST expressly acknowledges and agrees that a breach of the obligations with respect to Fund Data, Data Safeguards and confidentiality by any employee of DST or by any affiliates or subsidiaries of DST shall constitute a breach by DST of its own obligations under this Agreement.
L.	To maintain, in accordance with Section 15 below, throughout the Term and for so long as any Fund Data or Fund Confidential Information is in the possession of DST or its affiliates, the Disaster Recovery Plans and Back Up Facilities as set forth in Section 15 below.
M.	To not, directly or indirectly, (i) collect or store for its own use (other than to provide the Services hereunder), or de-identify and/or aggregate Funds Data; (ii) possess or assert any lien or other right or interest against or to any Funds Data; (iii) sell, assign, license, lease or otherwise use or commercially exploit Funds Data; or (iv) disclose Funds Data to, or allow access to Funds Data by, any third party except as provided herein or as instructed by Company in writing.
N.	To not withhold any Fund Data or Company Confidential Information nor suspend or terminate the performance of any service hereunder as a means of resolving a dispute. Nothing contained herein shall diminish either party’s rights of termination as provided in Article 22 (Termination of Agreement; Wind Down), provided, always that the provisions of Article 22 (including Article 22 D. with respect to Conversion Services and during the Wind Down Period) shall be strictly adhered, irrespective of such termination.
O.	During the Term, DST hereby agrees to perform all services as are set forth in this Agreement in accordance with the Service Level Arrangement (the “SLA”) set forth in such Exhibit B and in accordance with the following:
(1)	The SLA measuring period will commence upon the Execution Date. (the “SLA Start Date”)

(2)	DST will thereafter report monthly statistics and results (the “SLA Report”) on or before the fifteenth (15th) day of each succeeding calendar month.
(3)	The Company may terminate the Agreement upon thirty (30) days prior written notice, which notice shall be given within thirty (30) days after the right to terminate accrued, without the payment of any termination fee if (a) DST fails to perform a specific SLA at the Minimum Performance Threshold (as defined in the SLA) for three consecutive month period; or (b) DST fails to meet at least the Minimum Performance Threshold five (5) or more times in any twelve (12) month period; or (c) if DST fails to perform an SLA at or above the Termination Threshold (as defined in the SLA) during any single calendar month.
(4)	DST and Company will, at a minimum, meet (telephonically or in person) quarterly to review performance issues.
(5)	DST shall not be obligated to meet such performance standards where DST’s failure to meet the standard arises out of or results from (i) a failure, inadequacy in the performance of or unavailability of communication lines or communication facilities (including the equipment or computer being used to access the communication lines) outside of the DST Facilities; (ii) a failure, inadequacy in the performance or unavailability of the Internet from the point of distribution outside of the DST Facilities; (iii) failures to perform caused by third parties (including Company and also including a failure to perform properly or timely by a third party whose performance is a prerequisite for DST’s performance, e.g., if the services of NSCC are used by Company in the conduct of their operations or business, the NSCC transmission must be received by DST and Company must have successfully completed the DDPS stream and allowed DST access to the onlines no later than 9:00 pm before DST can commence nightly processing) whose actions are beyond DST’s reasonable control; (iv) a cause set forth in Section 15.A, subject to the provisions thereof.; and (v) a disaster which requires DST to process at its disaster recovery facility. A delay in any of the foregoing will cause delays in the availability of the online system, reports, NSCC files, print files, outbound transmissions, and related matters for which DST is not responsible for meeting Minimum Performance Thresholds. Notwithstanding the foregoing, DST shall use commercially reasonable efforts to correct or abate any delay occurring by reason of the circumstances described in this Section 7 P. (5), to the extent within DST’s reasonable control.
(6)	Insofar as the timely availability of any DST System or service depends on equipment under the control of Company (e.g., and without limitation, Company’s network, file servers and workstations), Company is responsible for the proper functioning of such equipment and that such equipment properly utilizes DST’s software, data and Services. DST shall have no responsibility or liability for the unavailability of a system or Service where such unavailability was caused, or to the extent such unavailability was contributed to, by inadequacies of Company’s equipment. A service or report shall be available for look up or transmission when it is available in the DST output queue.

(7)	Certain pre-planned extraordinary events (e.g. major hardware, software installations) may, from time to time, affect DST’s ability to achieve the Minimum Performance Threshold set forth on Exhibit B and, provided DST gives the Company advanced prior written notice of such events reasonable under the circumstances (taking into account the anticipated disruption to services that will be caused by such pre-planned extraordinary events), but in no event less than seventy-two (72) hours written notice,, DST shall not be obligated to meet such performance standards if failure to meet such standards is caused by such event.

8.	Indemnification.
A.	DST shall at all times use reasonable care, due diligence and act in good faith in performing its duties (including as a fiduciary of the Company and the Funds) under this Agreement. DST shall provide its services as Transfer Agent in accordance with Section 17A of the Securities Exchange Act of 1934, and the rules and regulations thereunder, as amended from time to time. DST shall at all times maintain all requisite registrations, permits and licenses required to perform the duties and services contemplated by this Agreement. In the absence of bad faith, willful misconduct, violations of applicable law pertaining to the manner in which transfer agency services are to be performed by DST (excluding any violations arising directly or indirectly out of the actions or omissions to act of third parties unaffiliated (but including those third parties with whom DST contracts), or a violation, breach or default in the performance of its duties, DST shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in good faith in the performance of its duties under this Agreement. For those activities or actions delineated in the Procedures, DST shall be presumed to have used reasonable care, due diligence and acted in good faith if it has acted in accordance with the Procedures in effect (per the terms of Section 7(F) when DST acted or omitted to act.
B.	Except to the extent the Company has agreed to indemnify the DST Indemnified Parties (as defined below) pursuant to Section 8.C. below, or as is attributable to the Company’s negligent acts or omissions or willful misconduct, DST shall indemnify and hold the Company and its officers, directors, and employees (collectively, the “Company Indemnified Parties”) thereof harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability (collectively, “Losses”) to the extent arising out of DST's failure to comply with (i) the terms of, or to fulfill its obligations under, this Agreement; (ii) arising out of or attributable to a breach of any representation or warranty of DST hereunder; (iii) laws, rules and regulations applicable to transfer agents or the services provided by DST; (iv) DST’s errors and mistakes in the use of the TA2000 System, the data center, computer and related equipment used to access the TA2000 System (the "DST Facilities"), and control procedures relating thereto in the verification of output and in the input of data; (v) errors, inaccuracies, and omissions in, or errors, inaccuracies or omissions of DST, other than those arising out of or resulting from such errors, inaccuracies and omissions in, the Funds' records, securityholder and other records delivered to DST hereunder by the Company or its prior agent(s); (vi) actions or omissions to act by DST, its affiliates or contractual agents with respect to duties and obligations of DST under this Agreement;

C.	DST will indemnify and hold Company harmless against, and DST will at its own expense defend any action brought against the Company to the extent such action is based upon, any claim that any aspect of the TA2000 System used within the scope of this Agreement infringes upon the intellectual property rights, proprietary rights or trade secret of a third party in the country in which DST performs services. In the event of any such claim, litigation or threat thereof, DST may, in its sole and absolute discretion, either:
(i)	Procure for the Company a right to continue to use the TA2000 System, or affected portions thereof; or
(ii)	Replace or modify the TA2000 System, or affected portions thereof, so as to be non-infringing without materially affecting the functions of the TA2000 System; or
(iii)	If (A) DST is unable to procure for the Company a right to continue to use the TA2000 System or replace or modify the TA2000 System so as to be non-infringing without materially affecting the functions of the TA2000 System within a reasonable period of time under the circumstances, and (B) the affected functionality of the TA2000 System is material to the operations or services of DST provided to the Company hereunder, then either the Company or DST may terminate this Agreement upon written notice, in which case DST shall refund to the Company any pre-paid portion of the Fees.

DST shall have no liability or obligation of indemnity for any claim which is based upon a modification of the TA2000 System by the Company, use of the TA2000 System by the Company other than in accordance with this Agreement, or use of the TA2000 System by the Company in combination with other software or hardware not provided by DST if infringement could have been avoided by the Company not using the TA2000 System in combination with such other software or hardware (unless such combination was expressly contemplated by the parties in conjunction with the use of the TA2000 System). This Section 8(C) states the entire liability and obligations of DST with respect to infringement of any intellectual property, proprietary rights, or trade secrets by the TA2000 System or any parts thereof.

D.	Except to the extent DST has agreed to indemnify the Company Indemnified Parties pursuant to Section 8.B or 8.C. above, or as is attributable to DST’s negligent acts or omissions or willful misconduct, the Company shall indemnify and hold DST and its officers, directors and employees harmless from and against, any and all Losses which may be asserted against DST or for which DST may be held to be liable, to the extent arising out of or attributable to:

(1) All actions of DST required to be taken by DST pursuant to and in accordance with this Agreement, provided that DST has performed such action in conformity with this Agreement and the directions of the Company.

(2) The Company’s failure to comply with the terms of, or to fulfill its obligations under, this Agreement or the breach of any representation or warranty of the Company hereunder;

(3) The good faith reliance on, or the carrying out of, any written or oral instructions or requests of persons designated by the Company in writing (see Exhibit C) from time to time as authorized to give instructions on its behalf or representatives of an Authorized Person or DST's good faith reliance on, or use of, information, data, records, transmissions and documents received from, or which have been prepared and/or maintained by the Company or the Funds, its investment advisor, its sponsor, its managing dealer or any other person or entity from whom the Company instructs DST to accept and utilize information, data, records, transmissions and documents;

(4) Defaults by dealers or shareowners with respect to payment for share orders previously entered;

(5) The negotiation and proper processing of all checks, including checks that are tendered to DST for the purchase shares of the Funds;

(6) The offer or sale of the Funds’ shares in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state with respect to the offer or sale of such shares in such state or in excess of the authorized number of outstanding shares (unless such violation results from DST's failure to comply with written instructions of the Company or of any officer of the Company that no offers or sales be permitted to remain in the Funds' securityholder records in or to residents of such state);

(7) The Company’s or the Funds’ errors and mistakes in the use of the DST Facilities, and control procedures relating thereto in the verification of output and in the remote input of data;

(8) Errors, inaccuracies, and omissions in, or errors, inaccuracies or omissions of DST arising out of or resulting from such errors, inaccuracies and omissions in, the Funds' records, securityholder and other records, delivered to DST hereunder by the Company or its prior agent(s);

(9) Actions or omissions to act by the Company, the Funds or agents designated by the Company or the Funds with respect to duties assumed thereby as provided for in Section 21 hereof;

(10)       to the extent the Company has indicated in writing that the Funds’ broker-dealers are performing such functions, DST’s not performing the functions specified in the Compliance + Program or for DST’s failure to otherwise to seek to verify the identity of any new or existing purchaser of equity ownership interests of the Funds; and

(11)       DST’s performance of Exception Services, except where DST acted or omitted to act in disregard of its obligations or the express instructions of the Company;

E.	EXCEPT AS PROVIDED BELOW, IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL A PARTY TO THIS AGREEMENT OR ITS SUBSIDIARIES OR AFFILIATES BE LIABLE TO THE OTHER PARTY, ITS SUBSIDIARIES OR AFFILIATES FOR PUNITIVE, CONSEQUENTIAL, INDIRECT, OR OTHER SPECIAL DAMAGES, IN EACH CASE, IN CONNECTION WITH ANY PROVISION OF THIS AGREEMENT EVEN IF, IN EACH CASE, ADVISED OF THE POSSIBILITY THEREOF; provided, however, that damages awarded to a third party against a Party hereto which are punitive, consequential, incidental, indirect or otherwise special, including without limitation, lost profits, as to that third party will be considered direct damages as between the Parties hereto, and thus within the scope of recoverable Losses, to the extent an indemnification obligation exists.
F.	NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR lOSSES RELATED TO CLAIMS ARISING OUT OF DST’S INTENTIONAL MALEVOLENT BREACH OF ITS OBLIGATIONS UNDER sECTION 23 BELOW, THE TOTAL AGGREGATE LIABILITY OF DST ARISING OUT OF THIS AGREEMENT FOR ANY REASON AND BASED UPON ANY CAUSE OF ACTION WHATSOEVER WHETHER TORT, CONTRACT OR OTHERWISE, SHALL BE LIMITED TO AND NOT EXCEED AN AMOUNT (the “liability cap”) EQUAL TO: (i) the greater of (A) $2,000,000.00; or (B), the amounts paid hereunder by the Company to DST as fees and charges (EXCLUSIVE OF REIMBURSABLE EXPENSES) in the twelve (12) month period immediately preceding the event giving rise to DST’s liability OR (II) SOLELY WITH RESPECT TO A BREACH OF THE OBLIGATIONS UNDER SECTION 23 BELOW AND, WITH, AS APPLICABLE, THE INFRINGEMENT CLAIMS UNDER SECTION 8 c., THE LIABILITY CAP WILL BE INCREASED TO THE GREATER OF (A) $3,000,000; OR

(B) THE AMOUNTS PAID HEREUNDER BY THE COMPANY TO DST AS FEES AND CHARGES (EXCLUSIVE OF REIMBURSABLE EXPENSES) IN the EIGHTEEN (18) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO DST’S LIABILITY.

G.	NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR LOSSES RELATED TO CLAIMS (1) ARISING OUT OF COMPANY’S INTENTIONAL MALEVOLENT BREACH OF ITS OBLIGATIONS UNDER sECTION 23 BELOW, (2) ASSERTED AGAINST DST BY a person (including any entity or governmental organization or agency) not a party to this Agreement for which DST is entitled to indemnification hereunder, or (3) COMPANY’s obligations to pay DST for fees and expenses as provided in Section 6 and Exhibit b, THE TOTAL AGGREGATE LIABILITY OF COMPANY ARISING OUT OF THIS AGREEMENT FOR ANY REASON AND BASED UPON ANY CAUSE OF ACTION WHATSOEVER WHETHER TORT, CONTRACT OR OTHERWISE, SHALL BE LIMITED TO AND NOT EXCEED the liability cap.

H.	Promptly after receipt by an indemnified person of notice of the commencement of any action, such indemnified person will, if a claim in respect thereto is to be made against an indemnifying party hereunder, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party will not relieve an indemnifying party from any liability that it may have to any indemnified person for contribution or otherwise under the indemnity agreement contained herein except to the extent it is prejudiced as a proximate result of such failure to timely notify. In case any such action is brought against any indemnified person and such indemnified person seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, assume the defense thereof (in its own name or in the name and on behalf of any indemnified party or both with counsel reasonably satisfactory to such indemnified person); provided, however, if the defendants in any such action include both the indemnified person and an indemnifying party and the indemnified person shall have reasonably concluded that there may be a conflict between the positions of the indemnified person and an indemnifying party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified persons which are inconsistent with those available to an indemnifying party, the indemnified person or indemnified persons shall have the right to select one separate counsel (in addition to local counsel) to assume such legal defense and to otherwise participate in the defense of such action on behalf of such indemnified person or indemnified persons at such indemnified party's sole expense. Upon receipt of notice from an indemnifying party to such indemnified person of its election so to assume the defense of such action and approval by the indemnified person of counsel, which approval shall not be unreasonably withheld (and any disapproval shall be accompanied by a written statement of the reasons therefor), the indemnifying party will not be liable to such indemnified person hereunder for any legal or other expenses subsequently incurred by such indemnified person in connection with the defense thereof. An indemnifying party will not settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified persons are actual or potential parties to such claim, action, suit or proceeding) unless (i) such settlement, compromise or consent includes an unconditional release of each indemnified person from all liability arising out of such claim, action, suit or proceeding; and (ii) no indemnified party is bound by terms, conditions, covenants, restrictions or obligation not expressly approved in writing by each indemnified party. An indemnified party will not, without the prior written consent of the indemnifying party settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder; provided, however, that an indemnified party shall be entitled to assume control of the defense and thereafter settle and compromise, without the consent of the indemnifying party if the indemnifying party has failed within a reasonable time after demand to defend any indemnified party in accordance with the provisions of this Section 9. If it does so in contravention of the foregoing, it waives its right to indemnification therefor.

9.       Certain Covenants of DST and the Company.

A.	All requisite steps will be taken by the Company from time to time when and as necessary to register, or qualify, as applicable, the Funds' shares for sale in all states in which the Funds’ shares shall at the time be offered for sale and require registration or qualification. If at any time the Company receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of the Funds' shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Funds' shares, the Company will give prompt notice after learning of the same to DST.
B.	DST hereby agrees to perform such transfer agency functions as are set forth in Section 4.D. above and establish and maintain facilities (including the DST Facilities) and procedures reasonably acceptable to the Company for safekeeping of check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such forms and devices, and to carry such insurance as it considers adequate and otherwise reasonably available. Notwithstanding anything contained herein to the contrary, DST shall maintain the insurance in the coverage amounts as provided on Exhibit E, attached hereto.
C.	DST agrees that all records maintained by DST relating to the business, securityholders and transactions in shares of the Funds are the property of the Funds and will be preserved and will be surrendered promptly to the Company on request.

D.	DST agrees to furnish the Company annual reports of DST’s financial condition, consisting of a balance sheet, earnings statement and any other financial information reasonably requested by the Company. The annual financial statements will be certified by DST's certified public accountants.
E.	DST represents and agrees that it will use its reasonable efforts to keep current on the trends of the transfer agent industry relating to securityholder services and will use its reasonable efforts to continue to modernize and improve its systems so that the Funds may fully derive the benefits thereof subject to the applicable provisions of this Agreement.
F.	DST will permit the Company and its authorized representatives (subject to execution of a mutually acceptable confidentiality and non-use agreement) to make periodic inspections of its operations as such involves or is utilized by DST to provide services to the Company or the Funds at reasonable times during business hours. DST will permit duly authorized federal examiners to make periodic inspections of its operations as such would involve the Funds to obtain, inter alia, information and records relating to DST’s performance of its Compliance + or Identity Theft Program obligations, if any, and to inspect DST’s operations for purposes of the Program. Any costs imposed by such examiners in connection with such examination (other than costs, fines or other penalties attributable to non-compliance of DST) shall be paid by the Company. Notwithstanding anything herein to the contrary, DST is authorized to and will permit the Internal Revenue Service and any other tax authority to inspect its operations in connection with examinations by any such authority of DST’s or other taxpayer’s compliance with the tax laws, and the costs of each such inspection and examination shall be paid by the Funds to the extent that the examination relates to DST’s performance of services under this Agency Agreement.
G.	DST shall maintain a complete audit trail in accordance with the Audit Process in effect of all actions taken in connection with or resulting from the provision of services under this Agreement. Upon ten (10) business days’ prior written notice, the Company, for itself and on behalf of the Funds, and its auditors, at the Company’s expense, may conduct an operational audit of DST’s performance of the services including, without limitation, access to the Records, to audit the following: (a) verification that DST is in compliance with the performance obligations contained in this Agreement; (b) auditing and inspecting the conduct of DST operations and procedures relating to the services or the performance of the services; and (c) determining whether DST is in compliance with any laws applicable to it. DST shall provide reasonable support and assistance during any such audit(s) to include preparation, pre-audit events and physical data center access. Promptly following an audit, DST and the Company shall meet to discuss the findings of the audit, whichever the case may be, and to develop and agree upon an appropriate and effective manner in which to respond to the deficiencies identified in and changes suggested by the audit report. DST shall bear the cost of any remedial action.

10.	Recapitalization or Readjustment.

In case of any recapitalization, readjustment or other change in the capital structure of the Funds requiring a change in the shares contained in book entry form on the stock record of the Funds as maintained by DST, DST will effectuate or transfer ownership of, the outstanding shares in book entry, upon receiving:

A.	Written instructions from an officer of the Funds;

B.	Certified copy of the amendment to the Articles of Incorporation, Articles of Organization or other document effecting the change;
C.	Certified copy of any order or consent of each governmental or regulatory authority, required by law to the issuance of new book entry shares;
11.	Omitted.
12.	Death, Resignation or Removal of Signing Officer.

The Funds will file promptly with DST written notice of any change in the officers authorized to sign stock certificates, written instructions or requests, together with two signature cards bearing the specimen signature of each newly authorized officer.

13.	Future Amendments of Charter/Declaration and Bylaws/Articles, as appropriate.

The Funds and the Company will promptly file with DST copies of all material amendments to its Articles of Incorporation/ Articles of Organization or other formation documents, and Bylaws/Operating Agreement or other government documents made after the date of this Agreement.

14.	Instructions and Signatures.

At any time DST may apply to any person authorized by the Company to give instructions to DST, and may with the written approval of a Company consult with legal counsel for the Company with respect to any matter arising in connection with the agency. The Company agrees that it will provide promptly upon written request from DST, express and comprehensive instructions to DST in connection with all of the services that are to be provided by DST under this Agency Agreement, including promptly providing responses to requests for direction that may be made from time to time by DST of the Company in this regard. DST shall promptly inform the Company in the event that DST does not have sufficient information or instruction from the Company and/or the Trust in order to provide the Services specified herein. In the event the Company fails to provide such instruction reasonably promptly, DST may consult with DST’s own legal counsel at the expense of the Company with respect to any matter arising in connection with this Agreement, and it will not be liable for any action taken or omitted by it in good faith in reliance upon the opinion of such counsel, provided that reasonable advance written notice is given to the Company prior to the date DST has elected to act or determined not to act. In connection with services provided by DST under this Agreement DST shall not continue to provide specific services after it has asked the Company to give it instructions with respect to such services which DST reasonably believes are needed by it to so continue to provide such services and before it receives the needed instructions from the Company unless DST reasonably believes that to omit to act will increase DST’s or the Company’s liability, and DST shall have no liability for any damages (including without limitation penalties imposed by any tax authority) caused by or that result from its suspension of such services for which it has requested instruction, as contemplated by this sentence, provided that written notice to Company of DST’s election is provided reasonably in advance. DST shall not suspend the performance of any services other than those specifically related to the matters for which DST has requested information. DST will not be liable in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons and will not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company.

15.	Force Majeure and Disaster Recovery Plans.

A.	Neither party shall be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection; or any other cause, contingency, circumstance or delay not subject to such party’s reasonable control (including those controls required to have been implemented and maintained pursuant to this Agreement) which prevents or hinders such party’s performance hereunder; provided, however, that the party prevented from performing (i) promptly notifies, in writing, the other party of such failure or delay; and (ii) uses commercially reasonable efforts to correct such failure and resume performance and thereafter continues to diligently pursue correction and resuming of performance.
B.	DST shall provide back-up facilities to the data center or centers used by DST to provide the transfer agency services hereunder (collectively, the “Back-Up Facilities”) capable of supplying the transfer agency services specified herein to the Funds in case of disaster, damage, power loss, connectivity or other interruption of services (each an “Interruption”) to the primary facilities providing those services. The back-up to the data center operations facility will have no other function that could not be suspended immediately for an indefinite period of time to the extent necessary to allow, or continue to be supported while allowing, the facility to function as a back-up facility and support all functionality scheduled to be supported in DST’s Business Contingency Plan. Transfer to the Back-Up Facility shall commence immediately after DST’s declaration of a disaster in accordance with the procedures set forth in the Business Contingency Plan and such transfer shall be conducted in accordance with DST’s Business Contingency Plan, which Plan calls for the transfer of TA2000 to the Back-Up Facilities to be completed within 4 hours after DST’s declaration of a disaster. The Company shall not bear any costs in addition to the Fees and charges set forth in Exhibit B attached hereto related to such transfer. At least four times per year, DST shall complete a successful test of the Business Contingency Plan.

C.	DST shall perform, or have performed, at DST’s sole cost and expense, a Type II SAS 70 audit, or a successor audit standard, such as those standards proffered by the Statement on Standards for Attestation Engagements 16 (SSAE 16) audit (the “Audit Process”) on an annual basis at all locations from where DST provides the services for the Funds (including DST and third party data centers and hosting facilities where any Funds Data is stored, maintained or processed), and will provide the Funds with a copy of such audit, and to the extent such audit reveals any deficiencies, shall correct such deficiencies as soon as reasonably practical, taking into consideration the potential exposure and risk and the nature of the required corrective action.
D.	DST also currently maintains, separate from the area in which the operations which provides the services to the Funds hereunder are located, a Crisis Management Center consisting of phones, computers and the other equipment necessary to operate a full service transfer agency business in the event one of its operations areas is rendered inoperable. The transfer of operations to other operating areas or to the Crisis Management Center is also covered in DST's Business Contingency Plan.
16.	Certification of Documents.

The required copy of the Articles of Incorporation/Articles of Organization of the Funds and copies of all amendments thereto will be certified by the Secretary of State (or other appropriate official) of the State of Incorporation/Organization, and if such Articles of Incorporation/Articles of Organization and amendments are required by law to be also filed with a county, city or other officer of official body, a certificate of such filing will appear on the certified copy submitted to DST. The copy of the Bylaws and copies of all amendments thereto, and copies of resolutions of the Board of Directors, managers or other governing body of the Funds, will be certified by the Secretary or an Assistant Secretary of the Funds under the Funds' seal, if any.

17.	Records.

DST will maintain customary transfer agent records in connection with its agency, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940, if any. The records (the “Records”) to be maintained and preserved by DST on the TA2000 System under this Agreement shall be maintained and preserved in accordance with the following:

A.	Annual Purges by August 31: DST, the Company and the Funds shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after the Purge Date will subject the Company to Aged History Retention fees set forth in the Fee Schedule attached hereto as Exhibit B.
B.	Purge Criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape or another agreed medium for seven (7) years without additional cost. At the sole expense of the Company, a duplicate copy of the magnetic tape or other agreed medium shall be delivered to the Company promptly after creation of the initial magnetic tape or other agreed medium.

C.	Purged History Retention Options (entail an additional fee): For the additional fees set forth on the Fee Schedule attached hereto as Exhibit B, then the Company may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.
18.	Disposition of Books, Records and Canceled Certificates.

DST may send periodically to the Company, or to where designated by the Secretary or an Assistant Secretary of the Company, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by the Company under and in accordance with the requirements of Section 17Ad-7 adopted under the Securities Exchange Act of 1934, including by way of example and not limitation Section 17Ad-7(g) thereof.

19.	Provisions Relating to DST as Transfer Agent.

A.	Before making any original issue of shares, the Company will furnish DST with sufficient funds to pay all required taxes on the original issue of the stock, if any. The Company will furnish DST such evidence as may be required by DST to show the actual value of the shares. If no taxes are payable, DST will be furnished with an instruction from Company to proceed with the issuance without collection of any taxes and Company will be responsible for, and indemnify and hold harmless DST against any Losses arising from the failure to collect taxes with respect to such transaction. In performing its duties hereunder, DST will be entitled to rely on the valuation figures provided by Company without independent investigation or verification.
B.	Shares of stock will be transferred by book entry in accordance with the instructions of the securityholders thereof and, upon receipt of the Company’s instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the securityholder instructions are deemed by DST to be properly endorsed by an appropriate person to originate such instructions under applicable law accompanied by such documents as DST may deem necessary to evidence the authority of the person making the transfer or redemption. DST reserves the right to refuse to transfer or redeem shares until it is satisfied that the endorsement or signature on the certificate or any other document is valid and genuine, and for that purpose it may require a guaranty of signature in accordance with DST’s then current signature guarantee procedures to which the Company has been notified in writing, as provided in Section 7.F. DST also reserves the right to refuse to transfer or redeem shares until it is satisfied that the requested transfer or redemption is legally authorized, and it will incur no liability for the refusal in good faith to make transfers or redemptions which, in its judgment, are improper or unauthorized. DST may, in effecting transfers or redemptions, rely upon the Procedures, Simplification Acts, Uniform Commercial Code or other statutes that protect DST, the Funds, or both in not requiring complete fiduciary documentation. In cases in which DST is not directed or otherwise required to maintain the consolidated records of securityholder's accounts, DST will not be liable for any loss which may arise by reason of not having such records.

C.	DST will supply a securityholders list to the Company for the Funds’ annual meeting upon receiving a request from an officer of the Company. It will also, at the expense of the Company, supply lists at such other times as may be requested by an officer of the Company.
D.	Upon receipt of written instructions of an officer of the Company, DST will, at the expense of the Company, address and mail notices to securityholders.
E.	In case of any request or demand for the inspection of the stock books of the Funds or any other books in the possession of DST, DST shall notify the Company in advance of permitting any such inspection and to secure instructions as to permitting or refusing such inspection. DST reserves the right, however, to exhibit the stock books or other books to any person in case it is advised by its counsel that it may be held responsible for the failure to exhibit the stock books or other books to such person, provided that, if permitted by applicable law, the Company has been advised in writing of DST’s intention to do so sufficiently in advance of exhibiting such books to any person to permit the Company to seek a protective order from disclosure by DST.
F.	DST agrees to furnish the Company with (1) annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information as is made public by DST in connection with the foregoing and (2) semi-annually with a copy of a SAS 70 Type II or other Audit Process report issued by DST’s certified public accountants pursuant to Rule 17Ad-13 under the 1934 Act as filed with SEC. The annual financial statements will be certified by DST's certified public accountants and the posting of a current copy thereof on DST’s website shall be deemed to be delivery to the Company.
G.	(1) DST shall assist the Company and the Funds to fulfill certain of their responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, the Red Flags Regulations promulgated jointly by the Office of the Comptroller of the Currency, Treasury (OCC); Board of Governors of the Federal Reserve System (Board); Federal Deposit Insurance Corporation (FDIC); Office of Thrift Supervision, Treasury (OTS); National Credit Union Administration (NCUA); and Federal Trade Commission (FTC or Commission) implementing section

114 of the Fair and Accurate Credit Transactions Act of 2003 (FACT Act) and final rules implementing section 315 of the FACT Act, and the applicable federal securities laws (collectively the “Reform Regulations”), by complying with Compliance +™, a compliance program that focuses on certain business processes that represent key activities of the transfer agent/service provider function (the “Compliance + Program”), a copy of which has hitherto been made available to Company. These business processes are anti-money laundering, identity theft, red flag reporting, certificate processing, correspondence processing, fingerprinting, lost securityholder processing, reconciliation and control, transaction processing, transfer agent administration and safeguarding fund assets and securities. DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. DST shall provide you with written notice of any such changes.

(2)	DST shall perform (i) the procedures set forth in the Compliance + Program, as amended by DST from time to time, which pertain to DST’s performance of those transfer agency services in accordance with the terms and conditions set forth in this Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that DST’s employees act in accordance with the Compliance + Program, and (iii) provide the Company with written notice of any material changes made to the Program as attached hereto.
(3)	Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Section and as hereinafter provided in this Section 19.G.(3) and any of obligations under the enumerated Acts and Regulations that DST has not agreed to perform on the Company’s or the Funds’ behalf under the Compliance + Program or under this Agreement shall remain the Company’s or the Funds’ sole obligation, as applicable.
H.	The Company and the Funds hereby advises DST that all of the equity ownership interests of the Funds shall be sold by broker-dealers who have executed selling group or dealer agreements with the Funds pursuant to which agreements the affected broker-dealer has assumed all obligations and responsibilities under laws applicable to the such broker-dealers in connection CIP, Identity Theft and the Red Flag Regulations and that, therefore, such obligations and responsibilities are not among the obligations and responsibilities that the Company is employing DST to provide or fulfill. Accordingly, notwithstanding anything in DST’s Compliance + Program and the Reform Regulations to the contrary, the Company hereby directs and instructs DST not to perform any CIP checks or otherwise to seek to verify the identity of any new or existing purchaser of shares of the Funds, that that function shall not be an obligation of DST under this Agreement and that any requirement to comply with applicable law with respect to any attempt to verify the identity of securityholders of the shares of the Funds shall remain with the Company and the Funds’ broker-dealers.

20.	Provisions Relating to Dividend Disbursing and Paying Agency (as well as the receipt, deposit and payment of funds by the Transfer Agent in connection with the purchase and redemption of Funds shares).
A.	DST will, at the expense of the Funds, provide a special form of check containing the imprint of any device or other matter desired by the Funds. Said checks must, however, be of a form and size convenient for use by DST.
B.	If the Funds or the Company desires to include additional printed matter, financial statements, etc., with the dividend checks, the same will be furnished DST within a reasonable time prior to the date of mailing of the dividend checks, at the expense of the Funds.
C.	If the Funds desire their distributions mailed in any special form of envelopes, sufficient supply of the same will be furnished to DST but the size and form of said envelopes will be subject to the approval of DST. If stamped envelopes are used, they must be furnished by the Funds; or if postage stamps are to be affixed to the envelopes, the stamps or the cash necessary for such stamps must be furnished by the Company.
D.	DST, acting as agent for the Funds, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, the Funds, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (the “Bank”) into which DST shall deposit the funds DST receives for payment of dividends, distributions, purchases of Funds shares, redemptions of Funds’ shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Funds provided for in this Agreement, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to DST, and (3) to establish, to implement and to transact Funds business through Automated Clearinghouse (“ACH”), Draft Processing, Wire Transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under this Agreement. DST, acting as agent for the Funds, is also hereby authorized to execute on behalf and in the name of the Funds, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Agreement. In each of the foregoing situations the Funds and the Company shall be liable on such agreements with the Bank as if it itself had executed the agreement and DST shall not be personally liable on such agreements, but DST’s liability shall be judged under the standards set forth in this Agreement. DST shall not be liable for any Adverse Consequences arising out of or resulting from errors or omissions of the Bank provided, however, that DST shall have acted in good faith and with due diligence.

E.	DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.
21.	Assumption of Duties By the Funds, the Company or Agents Designated By the Funds or the Company.

A.	The Company, the Funds or their designated agents other than DST may assume certain duties and responsibilities of DST or those services of Transfer Agent and Dividend Disbursing Agent as those terms are referred to in Section 4.D. of this Agreement including but not limited to answering and responding to telephone inquiries from securityholders and brokers, accepting securityholder and broker instructions (either or both oral and written) and transmitting orders based on such instructions to DST, preparing and mailing confirmations, obtaining certified TIN numbers, classifying the status of securityholders and securityholder accounts under applicable tax law, establishing securityholder accounts on the TA2000 System and assigning social codes and Taxpayer Identification Number codes thereof, and disbursing monies of the Funds, said assumption to be embodied in writing to be signed by both parties. For the avoidance of doubt, the mere incidental and occasional undertaking by the Company of any one or more activities that constitute services of DST under this Agreement shall not, in and of itself constitute an assumption by the Company of such services in general nor relieve DST in general of any responsibility or liability in connection with such services except with respect to any such transactions performed by the Company, for which DST shall have no liability or obligation.
B.	To the extent the Company, the Funds or their agent or affiliate expressly assumes such duties and responsibilities, DST shall be relieved from all responsibility and liability therefor and is hereby indemnified and held harmless against any liability therefrom and in the same manner and degree as provided for in Section 8 hereof.
C.	Initially the Company or its designees shall be responsible for the following: (i) answer and respond to phone calls from securityholders and broker-dealers; (ii) provide timely to DST prior approval and valuation with respect to each redemption requested by securityholders; (iii) review and provide timely to DST prior approval of each Exception Service; and (iv) generate certain, but not all, correspondence to securityholders as decided by the parties in written procedures.
22.	Termination of Agreement; Wind Down.
A.	This Agreement shall be in effect upon the Effective Date and shall continue in full force and effect for an initial period of five (5) periods of twelve (12) months each (each, a “Contract Year” and, the initial five (5) Contract Years, the “Initial Term”). Effective upon the last day of such initial five (5) Contract Year term, this Agreement may be terminated by either the Company or DST as of the last day of the Initial Term by the giving to the other party of at least one (1) year’s prior written notice (such notice for a termination as of the last day of such Initial Term shall therefore be given no later than November 13, 2014), provided, however, that the effective date of any termination shall not occur during the period from December 15 through March 30 of any year to avoid adversely impacting year end and any expiration that would have otherwise occurred during that period shall be tolled until a mutually agreed date following April 15 following the end of such period. With respect to the Initial Term or any Renewal Term, for the purposes hereof, written notice of termination given on or before November 13th (or if November 13th is a Federal holiday, Saturday or Sunday, the first business day first occuring thereafter) of the preceding calendar year shall be deemed timely notice hereunder. If such notice is not given by either party to the other as required above with respect to the Initial Term, or as hereafter provided with respect to a Renewal Term, this Agreement shall automatically extend for the longer of additional, successive twelve (12) month terms (or such other period as may be set forth in a new Fee Schedule mutually agreed and signed by both parties), each such successive twelve month term or period set forth in any new Fee Schedule, as applicable, being a “Renewal Term” of this Agreement, upon expiration of any term hereof unless terminated as hereinafter provided in Section 22.B. below. Unless earlier terminated pursuant to Section 22. B. below, each subsequent Renewal Term may be terminated effective upon the end of the then-current Renewal Term by a party delivering written notice at least one hundred eighty (180) days prior to the end of the then-current Renewal Term to the other party. The Initial Term and each Renewal Term for which this Agreement remains in effect is sometimes hereinafter collectively referred to as the “Term”. The commencement date of each Renewal Term is hereinafter referred to as the “Renewal Date”.

B.	Each party, in addition to any other rights and remedies provided under this Agreement, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events with respect to the other party:

(1) a breach by the other party of any covenant or obligation under this Agreement, or a material breach of any representation or warranty under this Agreement, provided, however, that if such breach is capable of being cured, and is cured within thirty (30) days of the date of receipt of written notice by the non-breaching party, such termination notice shall be of no force or effect; or

(2) a breach by the other party of its confidentiality obligations contained in Section 23, it being acknowledged and agreed that such breach is incapable of being cured; or

(3) The bankruptcy of the other party or its assigns or the appointment of a receiver for the other party or its assigns; or

(4) Failure by the other party or its assigns to perform its duties in accordance with the Agreement, which failure materially adversely affects the business operations of the first party and which failure continues for thirty (30) days after receipt of written notice from the first party;

C.	In the event of termination of this Agreement, either party may terminate a Related Agreement (defined hereafter). For the purposes of this Agreement, a “Related Agreement” shall mean any or all of (i) that certain DST Salesconnect Agreement, effective as of November 15, 2010, between the Company and DST; (ii) that certain DST Technologies, Inc. License Agreement – Short Form, dated October 21, 2010, between DST Technologies, Inc. (an affiliate of DST Systems, Inc.) and the Company; and (iii) any agreement, contract or understanding between DST, or its affiliates, on the one hand, and the Fund, or its affiliates, on the other hand, entered into after the effective date of this Agreement.

In the event of a termination, the Company will promptly pay DST all amounts due that are not subject to a good faith Billing Dispute (amounts subject to a Billing Dispute will be paid to DST pursuant to Section 6.D above) to DST hereunder and DST will use its reasonable efforts to effect the prompt and orderly transfer of all Company Confidential Information and Fund Data, including without limitation, Records of the Funds to the Funds or its designated successor transfer agent, to provide reasonable assistance to the Funds and its designated successor transfer agent, and to provide other information relating to its services provided hereunder (subject to the recompense of DST for the reasonable cost for such assistance, at DST’s standard rates and fees for reasonable and necessary personnel actually providing such assistance then in effect at that time as evidenced on the most recent Fee Schedule). The parties hereby acknowledge and agree that the wind down of Services and the transfer services (“Conversion Services”) in connection with the transfer all Company Confidential Information, Fund Data, Records and other data and information of the Company to the Company or a third party providers and the Fund may occur over an extended period of time of 9 – 12 months of longer (the “Wind Down Period”) and that the parties shall diligently and continuously pursue, in good faith, the wind down of all Services and the Conversion Services during the Wind Down Period. As used herein "reasonable assistance" and "other information" shall include all reasonable assistance and cooperation in assuring the prompt, orderly delivery of Fund Data (including but not limited to Records and Company Confidential Information) to the Company or a third party provider selected by the Company (subject to the recompense of DST for the reasonable cost for such assistance, at DST’s standard rates and fees for reasonable and necessary personnel actually providing such assistance then in effect at that time as evidenced on the most recent Fee Schedule) or a new service or system provider designated by the Company, but shall not include assisting any new service or system provider to modify, alter, enhance, or improve its system or to improve, enhance, or alter its current system, or to provide any new, functionality or to require DST to disclose any DST Confidential Information, as hereinafter defined; provided further that the failure of the Company to pay DST an amount for which the Company has alleged, in good faith, is in dispute pursuant to Section 6(D) above, will not relieve DST of its obligations under this Section 22 C. to provide all reasonable assistance and other information hereunder in the orderly transition of Fund Data and Records. During the Wind Down Period and throughout the performance of Conversion Services, DST shall continue to perform, and the Company shall pay for, all or any Services under this Agreement that DST continues to provide and under any Related Agreement that the Company may elect to continue, it being acknowledged and agreed by the parties that during the Wind Down Period the Company will be seeking to transfer such services to itself or one or more third party service providers and that not all services initially contemplated under this Agreement will be needed by the Company.

23.	Confidentiality; Ownership.

A.	DST agrees that, except as provided in (and subject to the provisions of) the last sentence of Section 19.E. hereof, or as otherwise required by law (provided, if permitted by applicable legal requirements, advance written notice has been given to the Company sufficiently in advance so as to permit the Company to seek a protective order from disclosure), DST will implement and maintain, during the Term and thereafter, safeguards and protections as required by law and no less protective than DST uses to safeguard, keep confidential, and maintain the confidentiality of its own proprietary and confidential information (but in any event not less onerous than a reasonable degree of care and as required by law), all records of and information in its possession received by DST from or on behalf of the Funds or the Company, or otherwise generated, prepared or compiled using such records or information, relating to the Funds, including without limitation, information relating to its business and products, business techniques, plans, sales and marketing information, trade secrets, customer and supplier information, models, formulas, ideas, concepts, pricing policies, market and customer information, research and development data, reports, studies, strategies, techniques, contacts, communications, records and the like relating to the Funds, their affiliates, or its securityholders or securityholder accounts, including without limitation, the Fund Data (collectively, “Company Confidential Information”) and will not disclose the same to any person, except as necessary to fulfill DST’s obligations under this Agreement or at the request or with the consent of the Company.
B.	The Company agrees to implement safeguards and protections no less protective than the Company uses to maintain the confidentiality of its own proprietary and confidential information (but in any event not less onerous than a reasonable degree of care) to safeguard and keep confidential all DST financial statements and other financial or operational records received from DST, the terms and provisions of this Agreement, all accountant’s reports relating to DST, and all manuals, systems and other technical information and data, relating to DST's operations and programs furnished to it by DST pursuant to this Agreement and will not disclose the same to any person except at the request or with the consent of DST.
C.	The Company and each Fund acknowledges that DST has proprietary rights in and to the TA2000 System used to perform services hereunder, including, without limitation any proprietary rights arising from changes or modifications of the TA2000 System and any other DST programs, data-bases (exclusive of information comprising Company Confidential Information (as defined below)), supporting documentation, or procedures (collectively "DST Confidential Information", and, sometimes either or both of the DST Confidential Information and Funds Confidential Information is hereinafter referred to as “Confidential Information”) which the Company’s and the Funds’ access to the TA2000 System or computer hardware or software may permit the Company, the Funds or their employees or agents to become aware of or to access and that the DST Confidential Information constitutes confidential material and trade secrets of DST. The Company and each Fund agrees to maintain the confidentiality of the DST Confidential Information in accordance with Section 23 B. above.

D.	The parties each acknowledge that any unauthorized use, misuse, disclosure or taking of Confidential Information which is confidential, or which is a trade secret, residing or existing internal or external to a computer, computer system, or computer network, or unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable state law. Each party will advise all of its employees and agents who have access to any of the other party’s Confidential Information or to any computer equipment capable of accessing the other party’s hardware or software of the foregoing and a party agrees that it shall be liable for the breach of the confidentiality obligations contained herein by its employees or agents.
E.	Each Party receiving Confidential Information hereunder (the “Receiving Party”) acknowledges that disclosure of the Confidential Information in violation of this Section 23 will give rise to an irreparable injury to the owner of such Confidential Information (the “Disclosing Party”) inadequately compensable in damages. Accordingly, the Disclosing Party may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available, and the Receiving Party consents to the obtaining of such injunctive relief. All of the undertakings and obligations relating to confidentiality and nondisclosure, whether contained in this Section or elsewhere in this Agreement shall survive the termination or expiration of this Agreement.
F.	All Company Confidential Information, including without limitation, materials, documents, data, software, information and inventions supplied to DST by or on behalf of the Funds, including without limitation information generated, created or complied by DST using records or information received from the Company or its representatives on behalf of the Company or any Fund (exclusive of Deliverables) shall be and remain the sole and exclusive property of the Funds. DST shall use such property only for the purposes contemplated by this Agreement and, except as permitted pursuant to this Agreement, shall not use such property for or disseminate such property to any third parties. DST shall deliver all such property to the Company immediately upon demand or upon expiration or termination of this Agreement.
G.	Notwithstanding the foregoing, the following information shall not be deemed Confidential Information as to either Party for the purposes of this Agreement: (a) any information that, at the time of disclosure, is a part of the public domain; (b) any information of the party disclosing such information (the “Disclosing Party”) that subsequently becomes a part of the public domain by publication or otherwise through no fault of the Party receiving such information (the “Receiving Party”); and (d) any information that the Receiving Party can demonstrate with sufficient written evidence was in its possession or otherwise known to the Receiving Party at the time of disclosure, which information had not been wrongly acquired, directly or indirectly, from the Disclosing Party or any third party source.

24.	Changes and Modifications.

A.	During the term of this Agreement DST will use on behalf of the Funds without additional cost all modifications, enhancements, or changes which DST may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Funds, unless substantially all DST clients are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations. The Company agrees to pay DST promptly for modifications and improvements that are charged for separately at the rate provided for in DST's standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist. If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.
B.	DST shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Company will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the performance and quality of operations and procedures hereunder, including those of the Funds in using or employing the TA2000 System or DST Facilities hereunder or the reports to be generated by such system and facilities hereunder unless the Company is given ninety (90) prior written notice to allow the Company to change its procedures and DST provides the Company with revised operating procedures and controls.
C.	At the Company’s expense, DST will use reasonable efforts to make any reasonable changes to the TA2000 System requested by the Company (“Client Requested Software”). Charges attendant to the development of Client Requested Software shall be at the rates and fees agreed at the time of request. If the cost to DST of operating the TA2000 System is increased by the addition of Client Requested Software, DST shall be entitled to increase its fees by an amount to be mutually agreed upon. Significant new features or functions which are utilized by the Company or the Funds will be charged for on a pro rata basis as provided in 24.A.
D.	All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the exclusive property of, and proprietary to, DST. The parties recognize that during the Term of this Agreement the Company will disclose to DST, Company Confidential Information consisting of processes, methods, techniques or know-how related to the operation and administration by the Company of the Funds or ideas, requirements, specifications or suggestions related to the TA2000 System (“Know-How”), but expressly excluding any other Fund Data or Records, including without limitation, financial information or any information related to a security holder or other personally identifiable information, and, from time to time, DST may utilize such Know-How in order to design, structure or develop a Deliverable. Provided that, as finally developed and used in connection with the TA2000 System, such Deliverable contains no Company Confidential Information other than Know-How, (i) the Company hereby consents to DST’s use of such Know-How to design, to structure or to determine the scope of Deliverables or to incorporate into Deliverables and that any such Deliverable, regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of DST, subject to the terms and conditions in this Section 24(D) and (ii) the Company hereby grants, on behalf of itself and the Funds, DST a perpetual (except as provided below), nonexclusive as-is, where-is license without representation or warranty of any kind (whether express or implied, including warranties of fitness, or merchantability) to incorporate and retain in such Deliverables Know-How provided by Company. Notwithstanding the use of Know-How, all Company Confidential Information shall be and shall remain the property of the Company and shall remain protected under Section 23A. Notwithstanding anything contained in this Section 24D to the contrary, in no event shall the authorization, approval or license granted hereunder by the Company of the use by DST of Know-How be deemed a determination by the Company or any Fund that such use will be fit for any particular purpose. In no event shall DST use Know-How in contravention of the Privacy of Consumer Financial Information (Regulation S-P) under the 1934 Act. Company hereby agrees to indemnify, defend and hold the DST Indemnified Parties (in accordance with the procedures set forth in Section 8G.) harmless from and against any and all Losses to such DST Indemnified Parties arising from DST’s use of Know-How to the extent related to the Company’s use of any such Deliverable for Company’s benefit. DST hereby agrees to indemnify, defend and hold the Company Indemnified Parties (in accordance with the procedures set forth in Section 8G.) harmless from and against any and all Losses to such Company Indemnified Parties arising from DST’s use of Know-How in connection with the commercial use of any Deliverable for the benefit of clients, other than Company. The license granted hereunder may be terminated immediately by the Company upon notice to DST at any time after a claim has been made or threatened against the Company or any Fund that such Know-How infringes upon the rights of a third party. Upon such termination, DST shall immediately cease any further use of any Deliverable which was created, is based or relies upon such Know-How. Notwithstanding the above, DST may, at DST’s sole option and election, elect to continue to utilize Know-How subject to such claim of infringement, for the benefit of other clients of DST, which use shall be at DST’s sole risk, in which case DST shall assume the defense of such claim of infringement and indemnify and hold Company Indemnified Parties harmless from and against any and all Losses arising from DST’s continued use of such Know-How. Within eighteen (18) months of the date of the claim of infringement was first made either, DST shall either: (i) obtain a license to the affected portions of the Deliverables or develop a workaround to the affected portions of the Deliverables so as to make the Deliverables non-infringing, in accordance with Section 8 C (i) and Section 8 C (ii) (“Non-Infringing License/Workaround”); and (ii) procure on behalf of Company, the Funds and each of their respective successors and assigns, a release of liability (“Company Party Release”). In the event DST has not, within such eighteen (18) month period, either acquired or made a Non-Infringing License/Workaround or the Company Party Release, or if at any time DST fails to indemnify, defend and hold harmless the Company as required hereunder, the Company may terminate the license to the Know-How and DST shall immediately cease use of any Deliverable utilizing such Know-How, provided, however that DST’s indemnity obligations shall continue and the Company shall have all rights and remedies under this Agreement, at law or in equity with respect thereto.

25.	Third Party Vendors.

Nothing herein shall impose any duty upon DST in connection with or make DST liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Sprint, MCI and other delivery, telecommunications and other such companies not under DST’s reasonable control, and (c) third parties not under DST’s reasonable control or under a subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the National Securities Clearing Corporation (processing and settlement services), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), and national database providers such as Choice Point, Acxiom, Lexis/Nexis or TransUnion and any replacements thereof, provided, if DST selected such company, DST shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

26.	Limitations on Liability.
A.	If a Fund is comprised of more than one portfolio or program, each portfolio or program shall be regarded for all purposes hereunder as a separate party apart from each other portfolio or program. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Funds shall be deemed to relate solely to the particular portfolio or program to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular portfolio or program constitute a right, obligation or remedy applicable to any other portfolio or program. The use of this single document to memorialize the separate agreement of each portfolio or program is understood to be for clerical convenience only and shall not constitute any basis for joining the portfolios or programs for any reason.

27.	Miscellaneous.

A.	This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of Missouri, excluding that body of law applicable to choice of law.
B.	All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
C.	The representations and warranties, and the indemnification extended hereunder, if any, are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.
D.	No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.
E.	The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
F.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
G.	If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.
H.	This Agreement may not be assigned by the Company or DST without the prior written consent of the other; provided, however, either party may subcontract some or all of its obligations hereunder to an affiliate under control or common control with such party and, in such event, the affiliate shall agree to be bound by the terms and conditions of this Agreement in writing and shall be jointly and severally liable with the delegating party for the obligations under this Agreement so delegated.
I.	Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between the Funds, the Company and DST. It is understood and agreed that all services performed hereunder by DST shall be as an independent contractor and not as an employee of the Funds or the Company. This Agreement is between DST and the Company and for the benefit of the Funds and neither this Agreement nor the performance of services under it shall create any rights in any third parties. There are no third party beneficiaries hereto except as aforesaid.
J.	The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.
K.	This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof, whether oral or written, and this Agreement may not be modified except by written instrument executed by both parties.

L.	All notices to be given hereunder shall be deemed properly given if delivered in person or if sent by U.S. mail, first class, postage prepaid, or if sent by facsimile and thereafter confirmed by mail as follows:

If to DST:

DST Systems, Inc.

1055 Broadway, 7th Floor

Kansas City, Missouri 64105

Attn: Group Vice President-Full Service

Facsimile No.: 816-435-3455

With a copy of non-operational notices to:

DST Systems, Inc.

333 West 11th Street, 5th Floor

Kansas City, Missouri 64105

Attn: Legal Department

Facsimile No.: 816-435-8630

If to the Company:

ICON Capital Corp.

100 Fifth Avenue, 4th Floor

New York, NY 10011

Attn: General Counsel

Facsimile No.: 212-418-4739

or to such other address as shall have been specified in writing by the party to whom such notice is to be given.

M.	DST and the Company agrees that, during any term of this Agreement and for twelve (12) months after its termination, neither party will solicit for employment or offer employment to any employees of the other. The foregoing will not apply to (i) any broad-based efforts to attract applicants not targeted to DST, the Company or its personnel, (ii) any individual that has ceased to be employed by DST or the Company six months or longer prior to such solicitation or hiring, (iii) any solicitation of an individual by a third-party search firm other than at the direction of DST or the Company, where applicable, or (iv) any individual who makes an unsolicited contact for employment.
N.	The representations and warranties contained in Sections 2 and 3 shall survive the execution of this Agreement and the performance of services hereunder and the provisions of Section 8 of this Agreement shall survive the termination of the Agreement and the performance of services hereunder until any statute of limitations applicable to the matter at issues shall have expired.
O.	DST will not be precluded from offering services similar to those offered to the Fund(s) and the Company to other parties, including competitors of the Fund(s), provided that no use of Company Confidential Information shall be employed by DST except as provided in Section 24.D related to the Company’s Know-How.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

ICON CAPITAL CORP.

By:  /s/ Michael Reisner

Title:  Co-President and Co-Chief Executive Officer

DST SYSTEMS, INC.

By:  /s/ Thomas J. Schmidt

Title:  Vice President